Exhibit 99.1

United Rentals, Inc. 100 First Stamford Place Suite 700 Stamford, CT 06902 Telephone: 203 622 3131 203 622 6080 unitedrentals.com

United Rentals Announces Second Quarter 2013 Results

Reaffirms Full Year Outlook

STAMFORD, Conn. – July 16, 2013 – United Rentals, Inc. (NYSE: URI) today announced financial results for the second quarter 20131. Total revenue was $1.206 billion and rental revenue was $1.009 billion. On a GAAP basis, the company reported net income of $83 million, or $0.78 per diluted share. Adjusted EPS2 for the quarter was $1.12 per diluted share.

Adjusted EBITDA3 was $549 million and adjusted EBITDA margin was 45.5% for the quarter.

Second Quarter 2013 Highlights

On a pro-forma basis (that is, assuming the combination of United Rentals results and RSC results for the entire second quarter of 2012):

•

Rental revenue (which includes owned equipment rental revenue, re-rent revenue and ancillary items) increased 4.7%. Within rental revenue, owned equipment rental revenue increased 6.2%, reflecting year-over-year increases of 5.1% in the volume of equipment on rent and 4.2% in rental rates.

•

Adjusted EBITDA was $549 million and adjusted EBITDA margin was 45.5%, an increase of $76 million and 370 basis points, respectively, from the same period last year. The company has reaffirmed its outlook for full year adjusted EBITDA in a range of $2.25 billion to $2.35 billion.

•	Time utilization increased 60 basis points year-over-year to a second quarter company record 67.9%. The company has reaffirmed its outlook for full year time utilization of approximately 68.0%.

•

The company generated $131 million of proceeds from used equipment sales at an adjusted gross margin of 42.0%, compared with $96 million of proceeds at an adjusted gross margin of 40.6% for the same period last year. [4]

•

The company realized cost synergies of $60 million in the quarter from the integration of RSC, and reaffirmed its goal of $230 million to $250 million of annual cost synergies on a fully developed basis.

•	Flow-through, which represents the year-over-year change in adjusted EBITDA divided by the year-over-year change in total revenue, was 102.7%.

[1]	On April 30, 2012, the company completed the acquisition of RSC Holdings, Inc. (“RSC”). The results of RSC’s operations have been combined with the company’s results since that date.
[2]	Adjusted EPS is a non-GAAP measure that excludes the impact of the following special items: (i) RSC merger related costs; (ii) restructuring charge; (iii) asset impairment charge; (iv) pre-close RSC merger related interest expense; (v) impact on interest expense related to fair value adjustment of acquired RSC indebtedness; (vi) impact on depreciation related to acquired RSC fleet and property and equipment; (vii) impact of the fair value mark-up of acquired RSC fleet; (viii) RSC merger related intangible asset amortization; (ix) loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures; and (x) gain on sale of software subsidiary. See table below for amounts.
[3]	Adjusted EBITDA is a non-GAAP measure that excludes the impact of the following special items: (i) RSC merger related costs; (ii) restructuring charge; (iii) impact of the fair-value mark up of acquired RSC fleet; (iv) gain on sale of software subsidiary; and (v) stock compensation expense, net. See table below for amounts.
[4]	Adjusted used equipment gross margins exclude the impact of the fair value mark-up of acquired RSC fleet that was sold.

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, “Our strong second quarter performance reflects our commitment to a strategy of profitable and disciplined growth.”

Kneeland continued, “We invested over $730 million in fleet purchases in the second quarter to fill customer orders, especially key accounts, and prepare for peak season demand. We feel comfortable about achieving our full year outlook on rate, total revenue, EBITDA and free cash flow, while continuing to reduce our leverage.”

Six Months 2013 Results

On a pro-forma basis (that is, assuming the combination of United Rentals results and RSC results for the entire six months ended June 30, 2012), the company reported the following:

•	Total revenue was $2.306 billion and rental revenue was $1.925 billion, compared with $2.196 billion and $1.833 billion, respectively, for the same period last year.

•

Rental revenue increased 5.0%. Within rental revenue, owned equipment rental revenue increased 6.7%, reflecting year-over-year increases of 5.4% in the volume of equipment on rent and 4.8% in rental rates.

•	Adjusted EBITDA was $1.000 billion and adjusted EBITDA margin was 43.4%, an increase of $135 million and 400 basis points, respectively, from the same period last year.

•

Time utilization increased 50 basis points year-over-year to 66.1%. The company generated $254 million of proceeds from used equipment sales at an adjusted gross margin of 42.9%, compared with $221 million of proceeds at an adjusted gross margin of 39.8% for the same period last year.

•	Flow-through was 122.7%.

Free Cash Flow and Fleet Size

For the first six months of 2013, free cash flow was $77 million, after total rental and non-rental capital expenditures of $1.066 billion. By comparison, free cash usage (negative flow) for the first six months of 2012 on an as-reported basis was $388 million after total rental and non-rental capital expenditures of $898 million. The company has reaffirmed its outlook for full year 2013 free cash flow in the range of $400 million to $500 million, after net rental capital expenditures of approximately $1.05 billion and gross purchases of approximately $1.5 billion.

The size of the rental fleet was $7.70 billion of original equipment cost at June 30, 2013, compared with $7.23 billion at December 31, 2012. The age of the rental fleet was 44.5 months on an OEC-weighted basis at June 30, 2013, compared with 47.2 months at December 31, 2012.

Return on Invested Capital (ROIC)

Return on invested capital on an as-reported basis was 7.0% for the 12 months ended June 30, 2013, a decrease of 0.1 percentage points from the same period last year. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by the averages of stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.5

[5]	When adjusting the denominator of the ROIC calculation to also exclude average goodwill, ROIC on an as-reported basis was 9.5% for the 12 months ended June 30, 2013, an increase of 1.2 percentage points from the same period last year.

Conference Call

United Rentals will hold a conference call tomorrow, Wednesday, July 17, 2013, at 11:00 a.m. Eastern Time. The conference call number is 866-244-4518. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 703-925-2533, passcode is 1617911.

Non-GAAP Measures

Free cash (usage) flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow (usage) represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of RSC merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and the gain on sale of software subsidiary. Adjusted EPS represents EPS plus the sum of the RSC merger related costs, restructuring charge, asset impairment charge, pre-close RSC merger related interest expense, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet, RSC merger related intangible asset amortization, the loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures and the gain on sale of software subsidiary. The company believes that: (i) free cash (usage) flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow and Adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 824 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 11,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 3,200 classes of equipment with a total original cost of $7.70 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the possibility that RSC or other companies that we have acquired or may acquire could have undiscovered liabilities or involve other unexpected costs, may strain our management capabilities or may be difficult to integrate; (2) our highly leveraged capital structure requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (3) a change in the pace of the recovery in our end markets. Our business is cyclical and highly sensitive to North American construction and industrial activities. Although we have recently experienced an upturn in rental activity, there is no certainty this trend will continue. If the pace of the recovery slows or construction activity declines, our revenues and, because many of our costs are fixed, our profitability, may be adversely affected; (4) inability to benefit from government spending, including spending associated with infrastructure projects; (5) restrictive covenants in our debt instruments, which can limit our financial and operational flexibility; (6) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating our credit facilities and requiring us to repay outstanding borrowings; (7) inability to access the capital that our businesses or growth plans may require; (8) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (9) incurrence of impairment charges; (10) the outcome or other potential consequences of regulatory matters and commercial litigation; (11) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (12) incurrence of additional expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (13) increases in our maintenance and replacement costs and decreases in the residual value of our equipment; (14) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (15) turnover in our management team and inability to attract and retain key personnel; (16) rates we charge and time utilization we achieve being less than anticipated; (17) costs we incur being more than anticipated, and the inability to realize expected savings in the amounts or time frames planned; (18) dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (19) competition from existing and new competitors; (20) disruptions in our information technology systems; (21) the costs of complying with environmental and safety regulations; (22) labor disputes, work stoppages or other labor difficulties, which may impact our productivity, and potential enactment of new legislation or other changes in law affecting our labor relations or operations generally; and (23) shortfalls in our insurance coverage. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2012, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

Contact:

Fred Bratman

(203) 618-7318

Cell: (917) 847-4507

fbratman@ur.com

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Equipment rentals	$1,009	$845	$1,925	$1,368
Sales of rental equipment	131	81	254	157
Sales of new equipment	24	22	45	40
Contractor supplies sales	23	23	43	41
Service and other revenues	19	22	39	43

Total revenues	1,206	993	2,306	1,649

Cost of revenues:
Cost of equipment rentals, excluding depreciation	399	350	792	596
Depreciation of rental equipment	208	172	410	287
Cost of rental equipment sales	87	56	170	103
Cost of new equipment sales	19	17	36	32
Cost of contractor supplies sales	16	16	29	28
Cost of service and other revenues	6	8	13	16

Total cost of revenues	735	619	1,450	1,062

Gross profit	471	374	856	587
Selling, general and administrative expenses	152	146	312	248
RSC merger related costs	2	80	8	90
Restructuring charge	5	53	11	53
Non-rental depreciation and amortization	62	49	126	63

Operating income	250	46	399	133
Interest expense, net	118	121	236	189
Interest expense—subordinated convertible debentures	1	1	3	2
Other income, net	—	(12)	(1)	(13)

Income (loss) before provision (benefit) for income taxes	131	(64)	161	(45)
Provision (benefit) for income taxes	48	(12)	57	(6)

Net income (loss)	$83	$(52)	$104	$(39)

Diluted earnings (loss) per share	$0.78	$(0.63)	$0.98	$(0.53)

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2013
	(unaudited)	December 31, 2012
ASSETS
Cash and cash equivalents	$133	$106
Accounts receivable, net	751	793
Inventory	111	68
Prepaid expenses and other assets	113	111
Deferred taxes	255	265

Total current assets	1,363	1,343
Rental equipment, net	5,380	4,966
Property and equipment, net	417	428
Goodwill, net	2,954	2,970
Other intangible assets, net	1,103	1,200
Other long-term assets	109	119

Total assets	$11,326	$11,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$624	$630
Accounts payable	606	286
Accrued expenses and other liabilities	362	435

Total current liabilities	1,592	1,351
Long-term debt	6,732	6,679
Subordinated convertible debentures	—	55
Deferred taxes	1,328	1,302
Other long-term liabilities	65	65

Total liabilities	9,717	9,452

Temporary equity	26	31
Common stock	1	1
Additional paid-in capital	2,055	1,997
Accumulated deficit	(320)	(424)
Treasury stock	(185)	(115)
Accumulated other comprehensive income	32	84

Total stockholders’ equity	1,583	1,543

Total liabilities and stockholders’ equity	$11,326	$11,026

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Cash Flows From Operating Activities:
Net income (loss)	$83	$(52)	$104	$(39)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	270	221	536	350
Amortization of deferred financing costs and original issue discounts	5	7	11	12
Gain on sales of rental equipment	(44)	(25)	(84)	(54)
Gain on sales of non-rental equipment	(1)	(1)	(2)	(2)
Gain on sale of software subsidiary	1	(10)	1	(10)
Stock compensation expense, net	10	9	19	13
RSC merger related costs	2	80	8	90
Restructuring charge	5	53	11	53
Loss on retirement of subordinated convertible debentures	1	—	2	—
Decrease in restricted cash- RSC merger related debt interest	—	25	—	—
Increase (decrease) in deferred taxes	36	(15)	39	(14)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(31)	(47)	34	3
(Increase) decrease in inventory	(9)	2	(43)	(39)
(Increase) decrease in prepaid expenses and other assets	(24)	(27)	6	(16)
Increase (decrease) in accounts payable	202	(76)	323	96
Decrease in accrued expenses and other liabilities	(37)	(56)	(87)	(101)

Net cash provided by operating activities	469	88	878	342
Cash Flows From Investing Activities:
Purchases of rental equipment	(736)	(446)	(1,025)	(836)
Purchases of non-rental equipment	(27)	(26)	(41)	(62)
Proceeds from sales of rental equipment	131	81	254	157
Proceeds from sales of non-rental equipment	6	5	11	12
Purchases of other companies, net of cash acquired	—	(1,118)	—	(1,175)
Proceeds from sale of software subsidiary	—	10	—	10

Net cash used in investing activities	(626)	(1,494)	(801)	(1,894)
Cash Flows From Financing Activities:
Proceeds from debt	1,008	842	1,639	4,193
Payments of debt, including subordinated convertible debentures	(812)	(2,079)	(1,607)	(2,464)
Decrease in restricted cash- proceeds from RSC merger related debt	—	2,825	—	—
Payments of financing costs	—	(64)	—	(67)
Proceeds from the exercise of common stock options	2	6	5	11
Common stock repurchased	(54)	(107)	(84)	(115)
Cash received in connection with the 4 percent Convertible Senior Notes and related hedge, net	4	—	4	—
Excess tax benefits from share-based payment arrangements, net	—	(1)	—	(1)

Net cash provided by (used in) financing activities	148	1,422	(43)	1,557
Effect of foreign exchange rates	(5)	(1)	(7)	—

Net (decrease) increase in cash and cash equivalents	(14)	15	27	5
Cash and cash equivalents at beginning of period	147	26	106	36

Cash and cash equivalents at end of period	$133	$41	$133	$41

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$16	$12	$31	$24
Cash paid for interest, including subordinated convertible debentures	139	94	229	134

UNITED RENTALS, INC.

SEGMENT PERFORMANCE

($ in millions)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2013	2012	Change		2013	2012	Change
General Rentals
Reportable segment equipment rentals revenue	$932	$781	19.3%		$1,786	$1,256	42.2%
Reportable segment equipment rentals gross profit	366	293	24.9%		661	437	51.3%
Reportable segment equipment rentals gross margin	39.3%	37.5%	1.8	pp	37.0%	34.8%	2.2	pp
Trench Safety, Power & HVAC
Reportable segment equipment rentals revenue	$77	$64	20.3%		$139	$112	24.1%
Reportable segment equipment rentals gross profit	36	30	20.0%		62	48	29.2%
Reportable segment equipment rentals gross margin	46.8%	46.9%	(0.1	pp)	44.6%	42.9%	1.7	pp
Total United Rentals
Total equipment rentals revenue	$1,009	$845	19.4%		$1,925	$1,368	40.7%
Total equipment rentals gross profit	402	323	24.5%		723	485	49.1%
Total equipment rentals gross margin	39.8%	38.2%	1.6	pp	37.6%	35.5%	2.1	pp

UNITED RENTALS, INC.

DILUTED EARNINGS (LOSS) PER SHARE CALCULATION

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Numerator:
Net income (loss) available to common stockholders	$83	$(52)	$104	$(39)
Denominator:
Denominator for basic earnings (loss) per share—weighted-average common shares	93.9	83.2	93.6	73.2
Effect of dilutive securities:
Employee stock options and warrants	0.5	—	0.6	—
Convertible subordinated notes—4 percent	11.9	—	11.9	—
Restricted stock units	0.4	—	0.5	—

Denominator for diluted earnings (loss) per share—adjusted weighted-average common shares	106.7	83.2	106.6	73.2
Diluted earnings (loss) per share	$0.78	$(0.63)	$0.98	$(0.53)

UNITED RENTALS, INC.

ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “Earnings per share – adjusted” as the sum of earnings (loss) per share – GAAP, as reported plus the impact of the following special items: RSC merger related costs, RSC merger related intangible asset amortization, impact on rental depreciation related to acquired RSC fleet and property and equipment, impact of the fair value mark-up of acquired RSC fleet, pre-close RSC merger related interest expense, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, asset impairment charge, loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures and gain on sale of software subsidiary. Management believes adjusted earnings per share provides useful information concerning future profitability. However, adjusted earnings per share is not a measure of financial performance under GAAP. Accordingly, adjusted earnings per share should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings (loss) per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Earnings (loss) per share - GAAP, as reported	$0.78	$(0.63)	$0.98	$(0.53)
After-tax impact of:
RSC merger related costs (1)	0.01	0.60	0.05	0.76
RSC merger related intangible asset amortization (2)	0.24	0.21	0.49	0.24
Impact on depreciation related to acquired RSC fleet and property and equipment (3)	(0.01)	(0.02)	(0.03)	(0.02)
Impact of the fair value mark-up of acquired RSC fleet (4)	0.07	0.05	0.15	0.05
Pre-close RSC merger related interest expense (5)	—	0.12	—	0.25
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (6)	(0.01)	(0.01)	(0.02)	(0.01)
Restructuring charge (7)	0.03	0.39	0.06	0.44
Asset impairment charge (8)	0.01	0.02	0.02	0.02
Loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures	—	—	0.01	—
Gain on sale of software subsidiary (9)	—	(0.07)	—	(0.08)

Earnings per share - adjusted	$1.12	$0.66	$1.71	$1.12

(1)	Reflects transaction costs associated with the RSC acquisition.
(2)	Reflects the amortization of the intangible assets acquired in the RSC acquisition.
(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.
(5)	In March 2012, we issued $2,825 million of debt in connection with the RSC acquisition. The pre-close RSC merger related interest expense reflects the interest expense recorded on this debt prior to the acquisition date.
(6)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.
(7)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.
(8)	Primarily reflects write-offs of leasehold improvements and other fixed assets in connection with the RSC acquisition.
(9)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION

(In millions)

EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the RSC merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and the gain on sale of software subsidiary. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income (loss) and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net income (loss)	$83	$(52)	$104	$(39)
Provision (benefit) for income taxes	48	(12)	57	(6)
Interest expense, net	118	121	236	189
Interest expense – subordinated convertible debentures	1	1	3	2
Depreciation of rental equipment	208	172	410	287
Non-rental depreciation and amortization	62	49	126	63

EBITDA (A)	$520	$279	$936	$496
RSC merger related costs (1)	2	80	8	90
Restructuring charge (2)	5	53	11	53
Stock compensation expense, net (3)	10	9	19	13
Impact of the fair value mark-up of acquired RSC fleet (4)	11	7	25	7
Gain on sale of software subsidiary (5)	1	(10)	1	(10)

Adjusted EBITDA (B)	$549	$418	$1,000	$649

A)	Our EBITDA margin was 43.1% and 28.1% for the three months ended June 30, 2013 and 2012, respectively, and 40.6% and 30.1% for the six months ended June 30, 2013 and 2012, respectively.
B)	Our adjusted EBITDA margin was 45.5% and 42.1% for the three months ended June 30, 2013 and 2012, respectively, and 43.4% and 39.4% for the six months ended June 30, 2013 and 2012, respectively.
(1)	Reflects transaction costs associated with the RSC acquisition.
(2)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.
(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.
(5)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO EBITDA AND ADJUSTED

EBITDA

(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net cash provided by operating activities	$469	$88	$878	$342
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(5)	(7)	(11)	(12)
Gain on sales of rental equipment	44	25	84	54
Gain on sales of non-rental equipment	1	1	2	2
Gain on sale of software subsidiary (5)	(1)	10	(1)	10
RSC merger related costs (1)	(2)	(80)	(8)	(90)
Restructuring charge (2)	(5)	(53)	(11)	(53)
Stock compensation expense, net (3)	(10)	(9)	(19)	(13)
Loss on retirement of subordinated convertible debentures	(1)	—	(2)	—
Decrease in restricted cash- RSC merger related debt interest	—	(25)	—	—
Changes in assets and liabilities	(125)	223	(236)	98
Cash paid for interest, including subordinated convertible debentures	139	94	229	134
Cash paid for income taxes, net	16	12	31	24

EBITDA	$520	$279	$936	$496
Add back:
RSC merger related costs (1)	2	80	8	90
Restructuring charge (2)	5	53	11	53
Stock compensation expense, net (3)	10	9	19	13
Impact of the fair value mark-up of acquired RSC fleet (4)	11	7	25	7
Gain on sale of software subsidiary (5)	1	(10)	1	(10)

Adjusted EBITDA	$549	$418	$1,000	$649

(1)	Reflects transaction costs associated with the acquisition of RSC.
(2)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.
(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.
(5)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

FREE CASH FLOW GAAP RECONCILIATION

(In millions)

We define free cash (usage) flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash (usage) flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash (usage) flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash (usage) flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net cash provided by operating activities	$469	$88	$878	$342
Purchases of rental equipment	(736)	(446)	(1,025)	(836)
Purchases of non-rental equipment	(27)	(26)	(41)	(62)
Proceeds from sales of rental equipment	131	81	254	157
Proceeds from sales of non-rental equipment	6	5	11	12
Excess tax benefits from share-based payment arrangements, net	$—	$(1)	—	(1)

Free cash (usage) flow	$(157)	$(299)	$77	$(388)